Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Todd Ernst
781-522-5110	781-522-5141

Raytheon Reports Solid Second Quarter Results

•	Strong bookings of $7.4 billion; book-to-bill of 1.2

•	Adjusted EPS of $1.39; EPS from continuing operations of $1.23(1)

•	Adjusted operating margin of 12.4 percent; reported operating margin of 10.9 percent(1)

•	Net sales of $6.2 billion

•	Updated full-year guidance

WALTHAM, Mass., (July 28, 2011) – Raytheon Company (NYSE: RTN) announced second quarter 2011 Adjusted EPS of $1.39 per diluted share compared to $1.34 per diluted share in the second quarter 2010(1).

“Raytheon’s strong second quarter performance continues to reflect our focus on execution and cost reduction activities,” said William H. Swanson, Raytheon’s Chairman and CEO. “We also saw global demand for our technologies and innovative solutions which resulted in robust bookings in the quarter.”

Second quarter 2011 EPS from continuing operations was $1.23 compared to $0.56 in the second quarter 2010. Second quarter 2011 included an unfavorable FAS/CAS Adjustment(1) of $0.16, compared to $0.08 in the second quarter 2010. Second quarter 2010 also included a $0.71 per diluted share unfavorable adjustment related to a UK Border Agency program.

(1)	Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders and Adjusted Operating Margin is total operating margin, in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Q2 2010 Adjusted EPS and Adjusted Operating Margin also exclude the impact of the UK Border Agency program adjustment as discussed above. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Net sales for the second quarter 2011 were $6.2 billion, compared to $6.0 billion in the second quarter 2010. Second quarter 2010 net sales included a $316 million reduction for the UK Border Agency program adjustment.

Operating cash flow from continuing operations for the second quarter 2011 was an outflow of $91 million compared to a positive $400 million for the second quarter 2010. The change in operating cash flow from continuing operations was primarily due to one additional payroll period in the second quarter 2011 and higher cash tax payments in the second quarter 2011.

In the second quarter 2011, the Company repurchased 6.4 million shares of common stock for $313 million as part of its previously announced share repurchase program. Year-to-date 2011, the Company repurchased 12.5 million shares of common stock for $625 million.

The Company ended the second quarter 2011 with $1.5 billion of net debt. Net debt is defined as total debt less cash and cash equivalents.

Summary Financial Results	2nd Quarter		% Change	Six Months		% Change
($ in millions, except per share data)	2011	2010		2011	2010
Net sales(1)	$6,222	$5,973	4%	$12,284	$12,026	2%
Income from continuing operations attributable to Raytheon Company(1)	$438	$212	107%	$821	$665	23%
Adjusted Income(2)	$496	$515	-4%	$994	$995	—
EPS from continuing operations(1)	$1.23	$0.56	120%	$2.29	$1.73	32%
Adjusted EPS(2)	$1.39	$1.34	4%	$2.77	$2.59	7%
Operating cash flow from cont. ops.	$(91)	$400		$(22)	$657
Workdays in fiscal reporting calendar	64	64		128	124

(1)

The UK Border Agency program adjustment reduced Q2 2010 and Six Months 2010 net sales by $316 million, income from continuing operations by $395 million pretax ($274 million after-tax) and reduced Q2 2010 and Six Months 2010 EPS by $0.71 and $0.72 per share, respectively. The impact of the adjustment related to the UK Border Agency’s drawdown on letters of credit (UKBA LOC Adjustment) reduced Six Months 2011 income from continuing operations by $80 million pretax ($57 million after-tax) and EPS by $0.16 per share.

(2)

Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders and Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders, in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Q2 2010 and Six Months 2010 Adjusted Income and Adjusted EPS also exclude the UK Border Agency program adjustment, and Six Months 2011 Adjusted Income and Adjusted EPS also exclude the UKBA LOC Adjustment. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings	2nd Quarter		Six Months
($ in millions)	2011	2010	2011	2010

Bookings	$7,421	$5,901	$12,524	$12,427

Backlog	Period Ending
($ in millions)	Q2 2011	2010

Backlog	$34,481	$34,551
Funded Backlog	$20,937	$22,632

The Company reported strong bookings for the second quarter 2011 of $7.4 billion compared to $5.9 billion in the second quarter 2010, resulting in a book-to-bill ratio of 1.2. During the second quarter 2011, the Company booked $1.7 billion to upgrade the Patriot Air and Missile Defense System for the Kingdom of Saudi Arabia.

Outlook

2011 Financial Outlook
	Current	Prior (4/28/11)
Net Sales ($B)	25.5 - 25.9*	25.5 - 26.3
FAS/CAS Adjustment ($M)	(365)	(365)
Interest Expense, Net ($M)	(155) - (165)	(155) - (165)
Diluted Shares (M)	353 - 359	353 - 359
Effective Tax Rate	~28.3%	~30.5%
EPS from Continuing Operations	$4.82 - $4.97	$4.67 - $4.82
Adjusted EPS(1)	$5.50 - $5.65	$5.50 -$5.65
Operating Cash Flow from Cont. Ops. ($B)	2.1 - 2.3*	2.0 - 2.2
ROIC (%)(1)	13.1 - 13.6	13.1 - 13.6

*	Denotes change from prior guidance.
(1)

Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2011 Adjusted EPS and ROIC exclude the impact of the UKBA LOC Adjustment and the expected Q3 2011 favorable tax settlement and interest. Adjusted EPS and ROIC are non-GAAP financial measures. See attachment F for a reconciliation of Adjusted EPS to EPS from continuing operations and attachment G for a calculation of ROIC and discussions of why the Company is presenting this information.

The Company has narrowed the 2011 full-year guidance for net sales and increased guidance for operating cash flow from continuing operations. The Company has also updated the effective tax rate and EPS from Continuing Operations to reflect a third quarter favorable tax settlement of $55 million, including interest, or $0.15 per diluted share. Charts containing additional information on the Company’s 2011 outlook are available on the Company’s website at www.raytheon.com/ir.

Segment Results

Integrated Defense Systems

	2nd Quarter		% Change	Six Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$1,272	$1,352	-6%	$2,491	$2,688	-7%
Operating Income	$203	$218	-7%	$396	$426	-7%
Operating Margin	16.0%	16.1%		15.9%	15.8%

Integrated Defense Systems (IDS) had second quarter 2011 net sales of $1,272 million compared to $1,352 million in the second quarter 2010. As expected, the change in net sales was primarily due to lower sales on a U.S. Navy program. IDS recorded $203 million of operating income compared to $218 million in the second quarter 2010, driven by the change in volume.

During the quarter, IDS booked $1.7 billion to upgrade the Patriot Air and Missile Defense System for the Kingdom of Saudi Arabia.

Intelligence and Information Systems

	2nd Quarter		% Change	Six Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$752	$472	59%	$1,502	$1,202	25%
Operating Income (Loss)	$55	$(330)	NM	$27	$(282)	NM
Operating Margin	7.3%	NM		1.8%	NM

NM = Not Meaningful

Intelligence and Information Systems (IIS) had second quarter 2011 net sales of $752 million compared to $472 million in the second quarter 2010. IIS recorded $55 million of operating income compared to $330 million of operating loss in the second quarter 2010. The impact of the UK Border Agency program adjustment reduced IIS’ second quarter 2010 net sales and operating income by $316 million and $395 million, respectively.

During the quarter, IIS booked $85 million for development on the Global Positioning System Operational Control Segment (GPS-OCX) program for the U.S. Air Force. IIS also booked $481 million on a number of classified contracts.

Missile Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2011	2010	Change	2011	2010	Change
Net Sales	$1,366	$1,415	-3%	$2,695	$2,776	-3%
Operating Income	$151	$162	-7%	$306	$319	-4%
Operating Margin	11.1%	11.4%		11.4%	11.5%

Missile Systems (MS) had second quarter 2011 net sales of $1,366 million compared to $1,415 million in the second quarter 2010. The change in net sales was primarily due to lower sales on Standard Missile-2 (SM-2). MS recorded $151 million of operating income compared to $162 million in the second quarter 2010, driven by the change in volume.

During the quarter, MS booked $315 million for the development of Standard Missile-3 (SM-3) for the Missile Defense Agency. MS also booked $200 million for production of Standard Missile-6 (SM-6) for the U.S. Navy, $91 million for production of Miniature Air Launch Decoy (MALD®) for the U.S. Air Force and $81 million for the production of Tube-launched, Optically-tracked, Wireless-guided (TOW) weapon for the U.S. Army.

Network Centric Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2011	2010	Change	2011	2010	Change
Net Sales	$1,135	$1,205	-6%	$2,256	$2,381	-5%
Operating Income	$170	$164	4%	$330	$327	1%
Operating Margin	15.0%	13.6%		14.6%	13.7%

Network Centric Systems (NCS) had second quarter 2011 net sales of $1,135 million compared to $1,205 million in the second quarter 2010. The change in net sales was primarily due to lower sales on U.S. Army sensor programs. NCS recorded $170 million of operating income compared to $164 million in the second quarter 2010. The increase in operating income was primarily due to favorable contract mix.

During the quarter, NCS booked $99 million for Long Range Advanced Scout Surveillance Systems (LRAS3) for the U.S. Army.

Space and Airborne Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2011	2010	Change	2011	2010	Change
Net Sales	$1,344	$1,197	12%	$2,609	$2,292	14%
Operating Income	$176	$169	4%	$332	$325	2%
Operating Margin	13.1%	14.1%		12.7%	14.2%

Space and Airborne Systems (SAS) had second quarter 2011 net sales of $1,344 million, up 12 percent compared to $1,197 million in the second quarter 2010, primarily due to growth on intelligence, surveillance and reconnaissance (ISR) systems programs and higher net sales related to Raytheon Applied Signal Technology (RAST), which was acquired in the first quarter of 2011. SAS recorded $176 million of operating income compared to $169 million in the second quarter 2010.

During the quarter, SAS booked $109 million on an international program and $79 million for the production of Active Electronically Scanned Array (AESA) radars for the U.S. Air Force and the Air National Guard. SAS also booked $160 million on a number of classified contracts.

Technical Services

	2nd Quarter		%	Six Months		%
($ in millions)	2011	2010	Change	2011	2010	Change
Net Sales	$851	$834	2%	$1,650	$1,635	1%
Operating Income	$72	$71	1%	$153	$138	11%
Operating Margin	8.5%	8.5%		9.3%	8.4%

Technical Services (TS) had second quarter 2011 net sales of $851 million compared to $834 million in the second quarter 2010. TS recorded operating income of $72 million compared to $71 million in the second quarter 2010.

During the quarter, TS booked $612 million on domestic training programs and $119 million on foreign training programs in support of Warfighter FOCUS activities. TS also booked $100 million for base operations, maintenance and support services at the Harold E. Holt Naval Communications station for Australia.

About Raytheon Company

Raytheon Company (NYSE: RTN), with 2010 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 89 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 72,000 people worldwide.

Conference Call on the Second Quarter 2011 Financial Results

Raytheon’s financial results conference call will be held on Thursday, July 28, 2011 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (866) 318-8615 in the U.S. or (617) 399-5134 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Second Quarter 2011

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	03-Jul-11	27-Jun-10	03-Jul-11	27-Jun-10

Net sales	$6,222	$5,973	$12,284	$12,026

Operating expenses
Cost of sales	4,942	5,038	9,846	9,822
Administrative and selling expenses	437	414	865	822
Research and development expenses	162	176	301	328

Total operating expenses	5,541	5,628	11,012	10,972

Operating income	681	345	1,272	1,054

Interest expense	43	33	86	65
Interest income	(4)	(4)	(9)	(7)
Other (income) expense	1	6	1	5

Non-operating (income) expense, net	40	35	78	63

Income from continuing operations before taxes	641	310	1,194	991

Federal and foreign income taxes	196	91	361	311

Income from continuing operations	445	219	833	680

Income (loss) from discontinued operations, net of tax	—	(4)	1	(12)

Net income	445	215	834	668

Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	7	7	12	15

Net income attributable to Raytheon Company	$438	$208	$822	$653

Basic earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.23	$0.56	$2.30	$1.76
Income (loss) from discontinued operations, net of tax	—	(0.01)	—	(0.03)
Net income	1.23	0.55	2.31	1.73

Diluted earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.23	$0.56	$2.29	$1.73
Income (loss) from discontinued operations, net of tax	—	(0.01)	—	(0.03)
Net income	1.23	0.55	2.29	1.70

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$438	$212	$821	$665
Income (loss) from discontinued operations, net of tax	—	(4)	1	(12)

Net income	$438	$208	$822	$653

Average shares outstanding
Basic	355.0	378.5	356.2	378.1
Diluted	357.1	383.1	358.9	383.7

Attachment B

Raytheon Company

Preliminary Segment Information

Second Quarter 2011

(In millions, except percentages)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Net Sales Three Months Ended
	03-Jul-11	27-Jun-10	03-Jul-11	27-Jun-10	03-Jul-11	27-Jun-10

Integrated Defense Systems	$1,272	$1,352	$203	$218	16.0%	16.1%
Intelligence and Information Systems	752	472	55	(330)	7.3%	-69.9%
Missile Systems	1,366	1,415	151	162	11.1%	11.4%
Network Centric Systems	1,135	1,205	170	164	15.0%	13.6%
Space and Airborne Systems	1,344	1,197	176	169	13.1%	14.1%
Technical Services	851	834	72	71	8.5%	8.5%
FAS/CAS Adjustment	—	—	(90)	(44)
Corporate and Eliminations	(498)	(502)	(56)	(65)

Total	$6,222	$5,973	$681	$345	10.9%	5.8%

(In millions, except percentages)	Net Sales Six Months Ended		Operating Income Six Months Ended		Operating Income As a Percent of Net Sales Six Months Ended
	03-Jul-11	27-Jun-10	03-Jul-11	27-Jun-10	03-Jul-11	27-Jun-10

Integrated Defense Systems	$2,491	$2,688	$396	$426	15.9%	15.8%
Intelligence and Information Systems	1,502	1,202	27	(282)	1.8%	-23.5%
Missile Systems	2,695	2,776	306	319	11.4%	11.5%
Network Centric Systems	2,256	2,381	330	327	14.6%	13.7%
Space and Airborne Systems	2,609	2,292	332	325	12.7%	14.2%
Technical Services	1,650	1,635	153	138	9.3%	8.4%
FAS/CAS Pension Adjustment	—	—	(179)	(86)
Corporate and Eliminations	(919)	(948)	(93)	(113)

Total	$12,284	$12,026	$1,272	$1,054	10.4%	8.8%

Attachment C

Raytheon Company

Other Preliminary Information

Second Quarter 2011

(In millions)	Funded Backlog		Total Backlog
	03-Jul-11	31-Dec-10	03-Jul-11	31-Dec-10

Integrated Defense Systems	$5,803	$6,433	$9,022	$8,473
Intelligence and Information Systems	862	725	4,370	4,319
Missile Systems	5,842	6,385	7,736	8,212
Network Centric Systems	3,422	3,740	4,366	4,912
Space and Airborne Systems	3,161	3,266	6,070	5,981
Technical Services	1,847	2,083	2,917	2,654

Total	$20,937	$22,632	$34,481	$34,551

	Bookings Three Months Ended
	03-Jul-11	27-Jun-10

Total Bookings	$7,421	$5,901

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Second Quarter 2011

(In millions)
	03-Jul-11	31-Dec-10
Assets
Cash and cash equivalents	$2,116	$3,638
Contracts in process, net	4,964	4,414
Inventories	430	363
Deferred taxes	301	266
Prepaid expenses and other current assets	266	141

Total current assets	8,077	8,822

Property, plant and equipment, net	1,966	2,003
Deferred taxes	129	106
Goodwill	12,469	12,045
Other assets, net	1,414	1,446

Total assets	$24,055	$24,422

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$1,978	$2,201
Accounts payable	1,331	1,538
Accrued employee compensation	876	901
Other accrued expenses	1,156	1,320

Total current liabilities	5,341	5,960

Accrued retiree benefits and other long-term liabilities	4,413	4,815
Deferred taxes	350	147
Long-term debt	3,612	3,610

Equity
Raytheon Company stockholders’ equity
Common stock	4	4
Additional paid-in capital	11,619	11,406
Accumulated other comprehensive loss	(4,803)	(5,146)
Treasury stock, at cost	(7,531)	(6,900)
Retained earnings	10,906	10,390

Total Raytheon Company stockholders’ equity	10,195	9,754
Noncontrolling interests in subsidiaries	144	136

Total equity	10,339	9,890

Total liabilities and equity	$24,055	$24,422

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Second Quarter 2011

(In millions)	Three Months Ended			Six Months Ended
	03-Jul-11		27-Jun-10	03-Jul-11		27-Jun-10

Net income (loss)	$445		$215	$834		$668
(Income) loss from discontinued operations, net of tax	—		4	(1)		12

Income (loss) from continuing operations	445		219	833		680

Depreciation	77		75	154		149
Amortization	35		28	64		57
Working capital (excluding pension and taxes) (1)	(253	)(2)	651 (3)	(1,237	)(2)	(26	)(3)
Other long-term liabilities	5		(114)	19		(112)
Pension and other postretirement benefits	(249)		(349)	8		(159)
Other	(151)		(110)	137		68

Net operating cash flow	(91)		400	(22)		657

Discontinued operations	4		—	(50)		2
Capital spending	(57)		(64)	(107)		(109)
Internal use software spending	(24)		(17)	(50)		(31)
Acquisitions	(50)		—	(550)		(12)
Dividends	(153)		(143)	(288)		(260)
Repurchases of common stock	(313)		(475)	(625)		(775)
Warrants exercised	110		87	123		250
Other	30		(16)	47		21

Total cash flow	$(544)		$(228)	(1,522)		(257)

(1)	Working capital (excluding pension and taxes) is a summation of changes in: contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.
(2)	The change in working capital for both the three and six months ended periods of 2011 were driven by one additional pay period (~$250M); the change in working capital (2010 compared with 2011) is also impacted by the timing of customer advances, accounts payable, and the second quarter 2011 drawdown of the UKBA Program letters of credit.
(3)	Working capital for both the three and six months ended periods for 2010 was decreased by $395M related to the UKBA Program adjustment.

Attachment F

Raytheon Company

Non-GAAP Financial Measures—Adjusted EPS, Adjusted Income and Adjusted Operating Margin

Second Quarter 2011

Adjusted EPS Non-GAAP Reconciliation

(In millions, except per share amounts)	Three Months Ended		Six Months Ended		2011 Current Guidance		2011 Prior Guidance
	2011	2010	2011	2010	Low end of range	High end of range	Low end of range	High end of range
Diluted earnings per share from continuing operations attributable to Raytheon Company common stockholders	$1.23	$0.56	$2.29	$1.73	$4.82	$4.97	$4.67	$4.82
Per share impact of the FAS/CAS Adjustment (A)	0.16	0.08	0.32	0.15	0.66	0.67	0.66	0.67
Per share impact of the UK Border Agency (UKBA) Program Adjustment (B)	—	0.71	—	0.72	—	—	—	—
Per share impact of the UKBA LOC Adjustment (C)	—	—	0.16	—	0.16	0.16	0.16	0.16
Per share impact of the expected favorable tax settlement and interest (D)	—	—	—	—	(0.15)	(0.16)	—	—

Adjusted EPS (4), (5)	$1.39	$1.34	$2.77	$2.59	$5.50	$5.65	$5.50	$5.65

(A) FAS/CAS Adjustment	$90	$44	$179	$86	$365	$365	$365	$365
Tax effect (1)	(32)	(15)	(63)	(30)	(128)	(128)	(128)	(128)

After-tax impact	58	29	116	56	237	237	237	237
Diluted shares	357.1	383.1	358.9	383.7	359.0	353.0	359.0	353.0

Per share impact	$0.16	$0.08	$0.32	$0.15	$0.66	$0.67	$0.66	$0.67

(B) UKBA Program Adjustment	$—	$395	$—	$395
Tax effect (2)	—	(121)	—	(121)	—	—	—	—

After-tax impact	—	274	—	274	—	—	—	—
Diluted shares	—	383.1	—	383.7	—	—	—	—

Per share impact	$—	$0.71	$—	$0.72	$—	$—	$—	$—

(C) UKBA LOC Adjustment	$—	$—	$80	$—	$80	$80	$80	$80
Tax effect (3)	—	—	(23)	—	(22)	(22)	(22)	(22)

After-tax impact	—	—	57	—	58	58	58	58
Diluted shares	—	—	358.9	—	359.0	353.0	359.0	353.0

Per share impact	$—	$—	$0.16	$—	$0.16	$0.16	$0.16	$0.16

(D) Expected favorable tax settlement and interest	$—	$—	$—	$—	$(55)	$(55)	$—	$—
Diluted shares	—	—	—	—	359.0	353.0	—	—

Per share impact	$—	$—	$—	$—	$(0.15)	$(0.16)	$—	$—

Adjusted Income Non-GAAP Reconciliation
(In millions)
	Three Months Ended		Six Months Ended
	2011	2010	2011	2010
Income from continuing operations attributable to Raytheon Company common stockholders	$438	$212	$821	$665
FAS/CAS Adjustment	58	29	116	56
UKBA Program Adjustment	—	274	—	274
UKBA LOC Adjustment	—	—	57	—

Adjusted Income (4), (6)	$496	$515	$994	$995

Adjusted Operating Margin Non-GAAP Reconciliation
	Three Months Ended		Six Months Ended		2011 Current Guidance		2011 Prior Guidance
	2011	2010	2011	2010	Low end of range	High end of range	Low end of range	High end of range
Operating Margin	10.9%	5.8%	10.4%	8.8%	10.3%	10.7%	10.3%	10.5%
Impact of the FAS/CAS Adjustment	1.4%	0.7%	1.5%	0.7%	1.4%	1.4%	1.4%	1.4%
Impact of UKBA Program Adjustment	—%	5.9%	—%	2.9%	—%	—%	—%	—%
Impact of the UKBA LOC Adjustment	—%	—%	0.7%	—%	0.3%	0.3%	0.3%	0.3%

Adjusted Operating Margin (4), (7)	12.4%	12.5%	12.5%	12.4%	12.0%	12.4%	12.0%	12.2%

(1)	Tax effected at 35% federal statutory tax rate.

(2)	Tax effected at approximately 30.6% blended global tax rate.

(3)	Tax effected at approximately 29% blended global tax rate. Guidance tax effected at 27%.

(4)	These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(5)	Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted EPS also excludes the per share impact of the UKBA LOC Adjustment, as previously disclosed, while three months ended and six months ended 2010 Adjusted EPS also excludes the per share impact of the UKBA Program Adjustment, as previously disclosed. The UKBA Program Adjustment is based on our adjustment after the UKBA’s termination of the UKBA program, to our estimated amount of revenue and costs under the program in the second quarter of 2010, as previously disclosed. The UKBA LOC Adjustment is based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the drawdown is now a subject of the ongoing arbitration proceedings related to the UKBA program. Current Guidance for 2011 adjusted EPS also excludes the earnings per share impact of an expected third quarter favorable tax settlement as a result of our receipt of final approval from the IRS and the U.S Congressional Joint Committee on Taxation of our Minimum Tax Refund claim related to the IRS’ examination of our tax returns for the 2006-2008 tax years. The impact to guidance of the expected favorable tax settlement includes estimated interest of $9 million.

(6)	Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described above, while three months ended and six months ended 2010 Adjusted Income also excludes the after-tax impact of the UKBA Program Adjustment, as described above.

(7)	Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described above, while three months ended and six months ended 2010 Adjusted Operating Margin also excludes the impact of the UKBA Program Adjustment, as described above.

Attachment G

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Second Quarter 2011

We define ROIC as income from continuing operations excluding the after-tax effect of the FAS/CAS Adjustment and, from time to time, certain other items, plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the liability for defined benefit pension plans and postretirement benefit plans, net of tax. 2011 ROIC also excludes from income from continuing operations the $58 million after-tax effect of the UKBA LOC Adjustment, as previously disclosed, and the $55 million impact of the expected third quarter of 2011 favorable tax settlement and interest. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company uses ROIC as a measure of the efficiency and effectiveness of its use of capital and as an element of management compensation.

Return on Invested Capital

(In millions, except percentages)		2011 Guidance
	2010	Low end of range	High end of range
Income from continuing operations	$1,843
FAS/CAS Adjustment (1)	122
Q2 2010 UK Border Agency program adjustment (2)	284
Q3 2010 favorable tax settlement	(170)	Combined	Combined
Q4 2010 early debt retirement make-whole provision (1)	47
Net interest expense (1)	72
Lease expense (1)	67

Return	$2,265	$2,165	$2,215

Net debt (3)	$(171)
Equity less investment in discontinued operations	9,944
Lease expense x 8, plus financial guarantees	2,890	Combined	Combined
Pension and PRB liability, net of related tax benefit	3,323

Invested capital from continuing operations (4)	$15,986	$16,530	$16,330

ROIC	14.2%	13.1%	13.6%

(1)	Net of tax, calculated utilizing the federal statutory tax rate of 35%
(2)	Net of tax, calculated utilizing the UK statutory tax rate in effect in Q2 2010 of 28%
(3)	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2-point average
(4)	Calculated using a 2-point average